Exhibit 99.1

For immediate release

Endeavour Announces 2013 Second Quarter

Financial and Operational Results

Houston, August 6, 2013 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported second quarter 2013 net loss, as adjusted of $12.6 million compared to a net loss, as adjusted of $17.4 million for the same period in 2012. On a GAAP basis, net loss for the second quarter of 2013 was $14.3 million as compared to net loss of $51.3 million for the same quarter in 2012.

Sales volumes for the second quarter of 2013 were 14,497 barrels of oil equivalent per day (“boepd”), compared to 4,677 boepd for the same quarter in the prior year. Second quarter 2013 sales numbers were impacted by two liftings at the Alba field during the period. Physical production for the second quarter of 2013 averaged 9,498 boepd compared to 6,437 boepd for the same quarter of 2012.

Recent Business Highlights:

•	North Sea:

•	Drilling of the West Rochelle (W-1) well has been completed. First production is expected in September 2013

•	At East Rochelle, the E-2 well commenced drilling on July 25th

•	At Bacchus, the third production well was completed and flowed at a rate of 9,600 barrels of oil per day (“bopd”)

•	North America:

•	First vertical pilot well in the Piceance Basin was successfully drilled, cored and logged

•	Finance:

•	In March, the Company received a payment of $22.5 million under a Forward Sale agreement. The Forward Sale commitment has now been fulfilled

•	In May, the Company completed the sale of an additional $17.5 million expansion to the Monetary Production Payment, bringing the total to $125 million outstanding

•	Guidance Update:

•	Direct capital expenditures for the year are expected to be $170 million – $180 million in the U.K. and $10 million – $30 million in the U.S.

•	Physical production for the third quarter is expected to be in the range of 8,000 – 9,000 boepd due to planned shutdown work on certain U.K. assets during the period

“We remain focused and are making progress on operational matters related to the commencement of first production at Rochelle and improved performance at Alba,” said William L. Transier, chairman, chief executive officer and president. “The start-up of production from the Bacchus B-1 development is another achievement for the Company. The performance of this field continues to be very positive.”

Operational Update

North Sea

At the Rochelle development, the West Rochelle well was completed and flow tested at the end of June. During a 56-hour flow test, the well flowed up to 60 million standard cubic feet per day, which was the limit of the well test equipment on the drilling rig. Final installation of the subsea pipeline infrastructure has been completed and the well is connected back to the Scott Platform. First production from the West Rochelle well (W-1) is expected in September 2013 following the completion of the annual maintenance period at the Scott Platform. In addition, the Transocean Prospect rig returned to the Rochelle field and commenced drilling the E-2 well at East Rochelle on July 25th. The second well of the development, E-2, is expected to be on-line during the fourth quarter. Endeavour has a 44% working interest in the Rochelle development.

At the Bacchus field, the third planned production well (B-1) has been completed and flowed at 9,600 bopd. The well logged 2,057 feet net oil pay along a horizontal completion segment in high quality Jurassic-aged Fulmar sandstone in the field’s western fault block. Production performance from the three wells was over 17,600 bopd gross. The third well was completed ahead of schedule and below estimated costs. Endeavour has a 30% working interest in the field.

At Alba, the first of three planned development wells at the field was completed in June and a second subsea well was drilled and completed over the past few days. During the planned 28-day summer maintenance program, both the produced water and well-related issues will be addressed and production for the field is expected to improve by year-end. Endeavour has a 25.68% working interest in the Alba field.

North America

In the Piceance Basin in Northwest Colorado, Endeavour successfully drilled, cored and logged its first Wiley federal unit vertical pilot well, targeting the liquids-rich Niobrara and Frontier formations. The Company is evaluating the results and will likely drill a horizontal re-entry later in the year. In this play, Endeavour has accumulated leasehold and drill-to-earn options totaling about 40,000 gross acres.

Finance

In March, Endeavour entered into a Forward Sale agreement receiving a payment of $22.5 million and effectively hedged a portion of production by locking in pricing for in excess of 200,000 barrels of oil over a six month delivery period. During the second quarter, the Company fulfilled the delivery requirements for the Forward Sale agreement. This had a positive effect on the Company’s realized oil prices year-to-date.

In May, the Company completed the sale of an additional $17.5 million expansion to the Monetary Production Payment (MPP), bringing the total to $125 million outstanding. The MPP has a two-year term and will be satisfied out of the production from the Alba and Bacchus fields. Repayment of the MPP began in July 2013 under its terms.

Current liabilities were impacted during the quarter due to the reclassification of the $115 million Credit Revolver from long-term into short-term liabilities. Endeavour intends to refinance the Credit Revolver, due in June of 2014, with a new revolving credit facility. Discussions are in process with a syndicate of financial institutions.

Guidance Update

Direct capital expenditures for the U.K. North Sea are expected to be in the $170 million – $180 million range. As disclosed, the increase from previous capital expenditure estimates are related to cost overruns on Rochelle, primarily from an extended drilling duration of the West well(W-1) and the drilling of the E-2 well at East Rochelle. Direct capital expenditures for the U.S. remain in the range of $10 million – $30 million and are largely discretionary.

Each year during the third quarter, routine maintenance work is performed on platforms and infrastructure in the U.K. North Sea. Due to this planned downtime, physical production levels for the third quarter are expected to be in the range of 8,000 – 9,000 boepd. With the summer maintenance work at the Alba field, there are no scheduled liftings during the third quarter. While the lack of liftings will impact the estimated sales volumes for the third quarter, the Company continues to receive payments monthly for its physical production volumes under its existing marketing agreement.

Earnings Conference Call, Tuesday, August 6, 2013 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time

Endeavour International will host a conference call and web cast to discuss its 2013 second quarter financial and operating results on Tuesday, August 6, 2013 at 9:00 a.m. Central Daylight Time, 3:00 p.m. British Summer Time. A supporting slide deck for the conference call is available on the home page of Endeavour’s website at www.endeavourcorp.com and under the Investor Relations section in conjunction with the details for the conference call. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 8946017. The toll-free numbers are 800-753-0420 in the United States and 0-808-101-1152 in the United Kingdom. Other international callers should dial 913-312-0968 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on August 6, 2013 through 12:00 p.m. on August 13, 2013 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 8946017.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations

Darcey Matthews             713.307.8711

Pelham Public Relations – UK Media

Philip Dennis                   +44 (0)207 861 3919

Henry Lerwill                  +44 (0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	June 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$130,790	$59,185
Restricted cash	178	178
Accounts receivable	28,434	46,003
Prepaid expenses and other current assets	33,933	20,995

Total Current Assets	193,335	126,361
Property and Equipment, Net	1,054,834	1,003,441
Goodwill	259,238	262,764
Other Assets	39,065	49,906

Total Assets	$1,546,472	$1,442,472

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$72,212	$60,153
Current maturities of debt	115,163	15,713
Monetary production payment, current	20,833	—
Accrued expenses and other	96,154	90,100

Total Current Liabilities	304,362	165,966
Long-Term Debt	749,894	843,793
Deferred Taxes	125,146	141,887
Other Liabilities	238,242	147,692

Total Liabilities	1,417,644	1,299,338
Commitments and Contingencies
Series C Convertible Preferred Stock	43,703	43,703
Stockholders’ Equity	85,125	99,431

Total Liabilities and Stockholders’ Equity	$1,546,472	$1,442,472

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$126,165	$23,003	$183,837	$38,169
Cost of Operations:
Operating expenses	38,103	5,742	55,593	10,640
Depreciation, depletion and amortization	51,923	10,627	74,870	18,533
Impairment of oil and gas properties	—	19,960	3,534	35,700
General and administrative	4,882	5,030	10,364	10,353

Total Expenses	94,908	41,359	144,361	75,226

Income (Loss) From Operations	31,257	(18,356)	39,476	(37,057)

Other Income (Expense):
Unrealized gains (losses) on derivatives	(1,277)	3,805	303	(973)
Interest expense	(24,447)	(25,256)	(45,885)	(44,963)
Loss on early extinguishment of debt	—	(21,661)	—	(21,661)
Letter of credit fees	(7,128)	(3,064)	(18,508)	(3,064)
Other income (expense)	(1,009)	(611)	8,871	(3,282)

Total Other Expense	(33,861)	(46,787)	(55,219)	(73,943)

Loss Before Income Taxes	(2,604)	(65,143)	(15,743)	(111,000)
Income Tax Expense (Benefit)	11,281	(14,335)	12,189	(24,929)

Net Loss	(13,885)	(50,808)	(27,932)	(86,071)
Preferred Stock Dividends	456	456	911	911

Net Loss to Common Stockholders	$(14,341)	$(51,264)	$(28,843)	$(86,982)

Net Loss per Common Share:
Basic and Diluted	$(0.30)	$(1.31)	$(0.61)	$(2.26)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	47,092	39,020	47,076	38,438

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(27,932)	$(86,071)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	74,870	18,533
Impairment of oil and gas properties	3,534	35,700
Deferred tax benefit	(2,457)	(24,008)
Unrealized (gains) losses on derivatives	(303)	973
Amortization of non-cash compensation	1,632	3,114
Amortization of loan costs and discount	8,695	7,311
Non-cash interest expense	3,454	5,153
Loss on early extinguishment of debt	—	21,661
Other	(2,444)	4,687
Changes in operating assets and liabilities	12,562	(15,140)

Net Cash Provided by (Used in) Operating Activities	71,611	(28,087)
Cash Flows From Investing Activities:
Capital expenditures	(107,314)	(116,458)
Acquisitions, net of cash acquired	(1,472)	(228,105)
Increase in restricted cash	—	(178)

Net Cash Used in Investing Activities	(108,786)	(344,741)
Cash Flows From Financing Activities:
Repayments of borrowings	—	(244,565)
Borrowings under debt agreements, net of debt discount	—	580,000
Proceeds from issuance of common stock	—	61,088
Proceeds from issuance of monetary production payment	125,000	—
Dividends paid	(416)	(416)
Payments for early extinguishment of debt	—	(7,248)
Financing costs paid	(15,804)	(27,500)
Other financing	—	3

Net Cash Provided by Financing Activities	108,780	361,362
Net Increase (Decrease) in Cash and Cash Equivalents	71,605	(11,466)
Cash and Cash Equivalents, Beginning of Period	59,185	106,036

Cash and Cash Equivalents, End of Period	$130,790	$94,570

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	1,205	191	1,713	287
United States	1	1	1	2

Total	1,206	192	1,714	289

Gas sales (MMcf):
United Kingdom	15	30	26	51
United States (2)	667	1,375	1,489	3,052

Total	682	1,405	1,515	3,103

Oil equivalent sales (MBOE)
United Kingdom	1,207	196	1,717	295
United States (2)	112	230	249	510

Total	1,319	426	1,966	805

Total BOE per day	14,497	4,677	10,862	4,426

Physical production volume (BOE per day) (1)
United Kingdom	8,083	3,910	7,973	2,401
United States (2)	1,415	2,527	1,454	2,804

Total	9,498	6,437	9,427	5,205

Realized Price, before and after derivatives
Oil and condensate price ($ per Bbl)	102.67	$104.46	$104.37	108.67

Gas price ($ per Mcf)	3.50	$2.14	$3.30	2.20

Equivalent oil price ($ per BOE)	95.64	$54.05	$93.51	47.39

(1)

We record oil revenues when deliveries have occurred and legal ownership of the oil transfers to the customer. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales.

(2)

In October 2012, we completed an exchange with domestic co-venturer, J-W Operating Company (“J-W”), whereby we exchanged our Bull Bayou Haynesville and Willow Springs Cotton Valley properties for all of J-W’s upstream and midstream interests in the Pennsylvania Marcellus area. The transaction added 15,500 net acres to our position in the Marcellus area, bringing the total to 31,000 net acres, and decreased our position in the Haynesville area by 2,100 net acres and approximately 3.2 MMcf equivalent per day (530 BOE per day) of declining net production.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(Amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Loss	$(13,885)	$(50,808)	$(27,932)	$(86,071)
Impairment of oil and gas properties (net of tax) (1)	—	19,960	3,534	35,700
Unrealized gains (losses) on derivatives (net of tax) (2)	1,277	(4,355)	(303)	(207)
Loss on early extinguishment of debt (net of tax) (3)	—	17,762	—	17,762

Net Loss as Adjusted	$(12,608)	$(17,441)	$(24,701)	$(32,816)

Net Loss	$(13,885)	$(50,808)	$(27,932)	$(86,071)
Unrealized loss on derivatives	1,277	(3,805)	(303)	973
Net interest expense	24,427	25,134	45,849	44,784
Letter of credit fees	7,128	3,064	18,508	3,064
Loss on early extinguishment of debt	—	21,661	—	21,661
Depreciation, depletion and amortization	51,923	10,627	74,870	18,533
Impairment of oil and gas properties	—	19,960	3,534	35,700
Income Tax Expense (Benefit)	11,281	(14,335)	12,189	(24,929)

Adjusted EBITDA	$82,151	$11,498	$126,715	$13,715

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax benefit of none, $550, none and $1,180 for the three months ended June 30, 2013 and 2012, six months ended June 30, 2013 and 2012, respectively.
(3)	Net of tax benefit of $3,899 for both the three and six months ended June 30, 2012.